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                                                                     Exhibit 1.1


The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


         (CHINA EASTERN AIRLINES CORPORATION LIMITED) CHINESE LIGATURES CHINA EASTERN AIRLINES CORPORATION LIMITED
         (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                           CLARIFICATION ANNOUNCEMENT

The board of directors of the Company makes this announcement at the request of The Stock Exchange of Hong Kong Limited in response to certain recent newspaper articles regarding any proposed change to the State policy on (Chinese Ligatures) (civil aviation infrastructure construction levy).

The board of directors of China Eastern Airlines Corporation Limited (the "Company") makes this announcement at the request of The Stock Exchange of Hong Kong Limited in response to certain recent newspaper articles regarding any proposed change to the State policy on (Chinese Ligatures) (civil aviation infrastructure construction levy).

So far as the Company's directors are aware, the Company, as at the date of this announcement, has not been formally informed by any relevant governmental authority of the People's Republic of China as to whether, and if so, how and when, its policy regarding (Chinese Ligatures) (civil aviation infrastructure construction levy) is proposed to be changed. The Company is therefore not in the position to assess precisely the impact, if any, of any such proposed change on the Company and its business and financial performance. If such change materializes, takes effect and impacts materially on the Company, the Company will ensure that all disclosure requirements under the Hong Kong Listing Rules as are appropriate and applicable to the Company will timely be complied with.

                                   By order of the board of directors of
                                           CHINA EASTERN AIRLINES
                                             CORPORATION LIMITED
                                                 Luo Zhuping
                                              Company Secretary

Shanghai, the People's Republic of China
17th February, 2004